Exhibit 10.2
FIRST AMENDMENT TO
2020 EQUITY INCENTIVE PLAN

    WHEREAS, the Board of Directors (the “Board”) of Root, Inc. (the “Company”) has adopted the 2020 Equity Incentive Plan (the “2020 Plan”) for the benefit of the 2020 Plan participants and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its parent and subsidiaries, by offering them an opportunity to participate in the Company’s future performance through equity awards; and

    WHEREAS, the Board adopted the 2020 Equity Incentive Plan, effective as of October 18, 2020; and

WHEREAS, the Board determined that there shall be no new equity grants issued under the 2015 Plan after October 19, 2020 and all future equity grants are to be issued under the 2020 Plan; and

WHEREAS, on June 7, 2022, the Company’s stockholders approved a reverse stock split of the Company’s common stock; and

WHEREAS, the Board delegated to a subcommittee of the Board authority to approve the final split ratio; and

WHEREAS, on August 1, 2022, a subcommittee of the Board approved a one-for-eighteen reverse stock split effective as of 5:00 p.m. eastern time on August 12, 2022; and

WHEREAS, Section 7(b) of the 2020 Plan permits the Board to amend the 2020 Plan from time to time, subject only to certain limitations specified therein, none of which are applicable to this amendment; and

WHEREAS, this amendment will not require stockholder approval because it does not represent a material revision to the 2020 Plan; and

WHEREAS, the Board and the Compensation Committee authorized any officer of the Company to adopt such amendment on behalf of the Board; and

NOW, THEREFORE, the following amendment is hereby made part of the 2020 Plan, effective as of August 12, 2022:

The introductory sentence of Section 2(a) is hereby deleted in its entirety and replaced with the following:

(a)Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Class A Common Stock that may be issued pursuant to Awards will not exceed 2,291,546 shares, which number is the sum of: (i) 1,388,888 new shares, plus (ii) a number of shares of Class A Common Stock equal to the Prior Plan’s Available Reserve, plus (iii) a number of shares of Class A Common Stock equal to the number of Returning Shares, if any, as such shares become available from time to time. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Class A Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to 4%) of the total number of shares of Capital Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Class A Common Stock.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the 2020 Equity Incentive Plan.

                        Root, Inc.

By:    /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer
Date: August 12, 2022